EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the amended statement on Schedule 13G with respect to the Common Stock of American National Insurance Company dated as of January 29, 2020 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 29, 2020	Moody National Bank Trust Division

	By:	/s/ Wayne H. Madsen
Wayne H. Madsen, Executive Vice President and Senior Trust Officer

Moody Bancshares, Inc.

	By:	/s/ Victor R. Pierson
Victor R. Pierson, President

Moody Bank Holding Company

	By:	/s/ Victor R. Pierson
Victor R. Pierson, President

Three R Trusts

	By:	/s/ Irwin M. Herz, Jr., Trustee
Irwin M. Herz, Jr., Trustee

Irwin M. Herz, Jr.

/s/ Irwin M. Herz, Jr.